SUB-ITEM 77C:
Matters submitted to a vote of security holders

During the fiscal year ended March 31, 2012, the stockholders of the Helios Advantage Income Fund, Inc., Helios High Income Fund, Inc., Helios Multi-Sector High Income Fund Inc. and Helios Strategic Income Fund, Inc. voted on the following proposals at a stockholder meeting on November 17, 2011. The description of the proposal and number of shares voted are as follows:

Helios Advantage Income Fund, Inc.	Shares Voted For	Shares Voted Against	Shares Voted Abstain
1 To elect to the Funds’ Board of Directors Louis P. Salvatore	6,027,142	159,407	—
Helios High Income Fund, Inc.	Shares Voted For	Shares Voted Against	Shares Voted Abstain
1 To elect to the Funds’ Board of Directors Louis P. Salvatore	4,383,093	124,575	—
Helios Multi-Sector High Income Fund, Inc.	Shares Voted For	Shares Voted Against	Shares Voted Abstain
1 To elect to the Funds’ Board of Directors Louis P. Salvatore	6,750,123	236,610	—
Helios Strategic Income Fund, Inc.	Shares Voted For	Shares Voted Against	Shares Voted Abstain
1 To elect to the Funds’ Board of Directors Louis P. Salvatore	5,140,096	176,723	—